Exhibit 5

                                    AGREEMENT

         AGREEMENT, made and effective this ___ day of October, 1998, by and between GLOBAL SPILL MANAGEMENT, INC., a Nevada corporation ("Global") and SUISSE CAPITAL COMPLEX, INC., a _____ corporation ("Suisse").

                                   Background

         In consideration for the assistance and services rendered by Suisse to Global in connection with the purchase by Global of all of the stock in Biofarm, S.A. ("Biofarm") owned by Litchfield Continental, Ltd. or its affiliates ("Litchfield"), Global agrees to the following payments to Suisse:

         Upon execution hereof by both parties, Global shall issue to Suisse 200,000 shares of unregistered common stock, .001 par value, with an appropriate restrictive legend ("Legended Stock"). All shares of Legended Stock issued under this Agreement shall be full-paid and non-assessable as of the issue date.

         This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and all prior agreements with respect to such subject matter are deemed merged herein. No amendments to this Agreement may be made except in writing, signed by both parties.

         This Agreement shall be governed by and construed under the laws of the State of New York. Any disputes concerning this Agreement or the duties or obligations of the parties shall be resolved in the State or Federal Courts of the State of New York and in the County of New York, and each party agrees to the exclusive jurisdiction of such courts and agrees to personal jurisdiction therein.

         Each person executing this Agreement represents he or she has full power and authority to bind the party for which he or she signs to all of the terms and conditions hereof.

         This Agreement is not assignable, in whole or in part, by either party and any such assignment shall be deemed void ab initio.

    This Agreement may be executed in one or more counterparts, all of which together shall constitute one agreement.


         IN WITNESS WHEREOF, the parties hereto, by and through their authorized officers, have executed this Agreement and made it effective this ___ day of October, 1998.

                                         GLOBAL SPILL MANAGEMENT, INC.


                                         BY:  /s/ Allan Esrine        (SEAL)
                                              ----------------------
                                               Vice - President

                                              /s/ October 16, 1998


                                         ATTEST:______________________(SEAL)
                                                      Secretary



                                         SUISSE CAPITAL COMPLEX, INC.


                                         BY: Tim Cook                (SEAL)
                                             ----------------------
                                             Chief Financial Officer



                                         ATTEST:______________________(SEAL)
                                                      Secretary

                                         /s/ October 2, 1998